Exhibit 18.1

May 9, 2023

American Vanguard Corporation

4695 MacArthur Court

Newport Beach, CA 92660

Dear Sirs/Madams:

At your request, we have read the description included in your Quarterly Report on Form 10-Q to the Securities and Exchange Commission for the quarter ended March 31, 2023, of the facts relating to the change in the classification of warehousing, handling and outbound freight costs from operating expenses to cost of sales in the consolidated statements of operations. We believe, on the basis of the facts so set forth and other information furnished to us by appropriate officials of American Vanguard Corporation (the “Company”), that the accounting change described in your Form 10-Q is to an alternative accounting principle that is preferable under the circumstances.

We have not audited any consolidated financial statements of the Company as of any date. Therefore, we are unable to express, and we do not express, an opinion on the facts set forth in the above-mentioned Form 10-Q, on the related information furnished to us by officials of the Company, or on the financial position, results of operations, or cash flows of the Company.

Yours truly,

/s/ Deloitte & Touche LLP